EXHIBIT 24.1

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dan W. Gladney and Scott P. Youngstrom as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign a Registration Statement on Form S-3 of Compex Technologies, Inc. (the “Company”) and any and all amendments thereto, including post-effective amendments, for the sale of shares of the Company by certain selling shareholders, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and with such state securities commissions and other agencies as necessary; granting unto said attorneys-in-fact and agents, full power and authority to do and perform to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Frederick H. Ayers Frederick H. Ayers	Director	December 4, 2003

/s/ Richard E. Jahnke Richard E. Jahnke	Director	December 3, 2003

/s/ John H.P. Maley John H.P. Maley	Director	December 4, 2003

/s/ Richard Nigon Richard Nigon	Director	December 4, 2003